EXHIBIT 16


KPMG Peat Marwick LLP
Certified Public Accountants
111 South Calvert Street
Baltimore, Maryland 21202
(410) 783-8300

                                         April 3, 1995



Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for First Maryland Bancorp and, under the date of February 13, 1995, we reported on the consolidated financial statements of First Maryland Bancorp and subsidiaries as of December 31, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1994. On April 3, 1995, our appointment as principal accountants was terminated. We have read First Maryland Bancorp's statements included under Item 4 of its Form 8-K dated April 3, 1995, and we agree with such statements.



                                         Very truly yours,

                                         KPMG Peat Marwick LLP